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                            BROOKVILLE NATIONAL BANK
                               132 Market Street
                             Brookville, Ohio 45309

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

                               September 9, 1997

TO THE SHAREHOLDERS OF BROOKVILLE NATIONAL BANK:

     You are hereby notified that a special meeting of the shareholders of Brookville National Bank (the "Bank") will be held on September 9, 1997 at 4:00 p.m. (local time), at the Miami Valley Golf Club located at 3311 Salem Ave., Dayton, Ohio 45406 for the purpose of considering and acting upon the following:

1. To consider and vote upon the formation of a holding company by the adoption of a Consolidation Agreement (the "Agreement") which provides for the consolidation of Brookville Interim Bank, National Association (In Organization), a subsidiary of BNB Bancorp, Inc., an Ohio corporation (the "Company") with the Bank under the name and charter of Brookville National Bank with shareholders of the Bank receiving one (1) share of Company stock for each share of Bank stock held by them.

2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The Board of Directors has fixed July 31, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                     By order of the Board of Directors


                                     Roger L. Moler, President

     The affirmative vote of the holders of two-thirds (2/3) of the outstanding common stock of Brookville National Bank is required for approval of the Consolidation Agreement. Directors of the Bank beneficially owned 19,295 shares, or 22.33 percent of the outstanding common stock of the Bank as of July 15, 1997. The Directors all have agreed to vote their shares in favor of the transaction and management will vote its proxies to adjourn the meeting, if necessary, to insure that the Consolidation Agreement is approved.

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR EXECUTED PROXY AT ANY TIME BEFORE IT IS EXERCISED AT THE SPECIAL MEETING OF SHAREHOLDERS BY NOTIFYING THE CHAIRMAN OF THE MEETING OR THE CASHIER OF THE BANK AT, OR PRIOR TO THE MEETING, OF YOUR INTENTION. IF YOUR STOCK IS HELD IN MORE THAN ONE (1) NAME, ALL PARTIES MUST SIGN THE PROXY FORM.